EXHIBIT 99

November 18, 2010

FOR IMMEDIATE RELEASE
For further information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer
515-222-2309

WEST BANCORPORATION, INC. DECLARES SPECIAL CASH DIVIDEND

West Des Moines, IA - On November 17, 2010, the Board of Directors of West Bancorporation, Inc. (Nasdaq: WTBA) declared a special cash dividend of $0.05 per common share payable December 20, 2010, to shareholders of record on November 29, 2010. Board Chairman David R. Milligan reported, “The Board is happy to announce this special cash dividend. We are able to pay the dividend due to West Bank's consistent profits during the last five quarters and ongoing reduction in nonperforming assets. We believe all parts of the Company have performed well during these challenging times.” As of November 17, 2010, there were 17,403,882 shares of common stock outstanding.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has two full-service offices in Iowa City, one full-service office in Coralville, and eight full-service offices in the greater Des Moines area.

The information contained in this report may contain forward-looking statements about the Company's growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio, and capital ratios. Certain statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by, or that include the words “believes,” “expects,” “intends,” “should,” “anticipates,” or similar references or references to estimates or predictions. Such forward-looking statements are based upon certain underlying assumptions, risks, and uncertainties. Because of the possibility that the underlying assumptions are incorrect or do not materialize in the future, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission, the United States Department of the Treasury, the Federal Deposit Insurance Corporation, the Federal Reserve Board, and/or the Iowa Division of Banking; changes in the Treasury's Capital Purchase Program; and customers' acceptance of the Company's products and services. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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